Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Synaptics Incorporated:

We consent to incorporation by reference in the registration statements (Nos. 333-81820, 333-99529, 333-99531, 333-146146, 333-170400, 333-170401, 333-193470, 333-214950, and 333-221585) on Form S-8, (Nos. 333-193469 and 333-219713) on Form S-3, and (No. 333-115274) on Form S-4 of Synaptics Incorporated (the Company) of our report dated August 24, 2018, with respect to the consolidated balance sheets of Synaptics Incorporated and its subsidiaries as of June 30, 2018 and June 24, 2017, and the related consolidated statements of operations, comprehensive income/(loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2018, and the related notes, and the effectiveness of internal control over financial reporting of Synaptics Incorporated as of June 30, 2018, which report appears in the June 30, 2018 annual report on Form 10-K of Synaptics Incorporated.

Our report dated August 24, 2018, on the effectiveness of internal control over financial reporting as of June 30, 2018, contains an explanatory paragraph that states that management’s assessment of the effectiveness of internal control over financial reporting and our audit of internal control over financial reporting of the Company excludes an evaluation of internal control over financial reporting of the acquired Conexant Systems, LLC.

/S/ KPMG LLP

Santa Clara, California
August 24, 2018